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                                                                 EXHIBIT 5.1



                              September 21, 1995



RasterOps
2500 Walsh Avenue
Santa Clara, CA 95051

    RE:  REGISTRATION STATEMENT ON FORM S-8

Gentlemen:

    We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about September 23, 1995
(the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of an additional 476,000 shares of your Common Stock reserved for issuance under Amended 1988 Incentive Stock Plan (the "Plan"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of such Common Stock under the Plan.

    It is our opinion that, when issued and sold in the manner referred to in the Plan and pursuant to the agreements which accompany the Plan, the Common Stock issued and sold thereby will be legally and validly issued, fully paid and non-assessable.

    We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto. This opinion may be incorporated by reference in any abbreviated registration statement filed pursuant to Rule 462 under the Securities Act with respect to the Registration Statement.


                             Very truly yours,


                             /s/ Wilson, Sonsini, Goodrich, & Rosati
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                             WILSON, SONSINI, GOODRICH & ROSATI
                             Professional Corporation



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